Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS FIRST QUARTER 2023

EARNINGS PER DILUTED SHARE OF $2.58

THOMASVILLE, N.C. (April 26, 2023) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month period ended March 31, 2023.

	Three Months Ended
	March 31,
(In thousands, except per share amounts)	2023	2022	% Chg.
Total revenue	$1,442,136	$1,497,280	(3.7)%
LTL services revenue	$1,424,372	$1,475,781	(3.5)%
Other services revenue	$17,764	$21,499	(17.4)%
Operating income	$383,049	$405,618	(5.6)%
Operating ratio	73.4%	72.9%
Net income	$285,038	$299,751	(4.9)%
Diluted earnings per share	$2.58	$2.60	(0.8)%
Diluted weighted average shares outstanding	110,679	115,173	(3.9)%

Greg C. Gantt, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion’s first quarter financial results reflect continued softness in the domestic economy and a challenging operating environment. The resulting decrease in our volumes contributed to our first decline in quarterly revenue and earnings per diluted share in over two and a half years. The decrease in LTL revenue included an 11.9% decrease in LTL tonnage per day that was partially offset by a 9.2% increase in LTL revenue per hundredweight. The combination of this decrease in revenue and slight deterioration in our operating ratio contributed to the 0.8% decrease in earnings per diluted share to $2.58 for the quarter.

“Our daily tonnage decreased during the first quarter due to decreases in LTL shipments per day and LTL weight per shipment of 9.6% and 2.5%, respectively. While our volumes decreased on a year-over-year basis, our overall market share remained relatively consistent and our yield continued to improve. LTL revenue per hundredweight, excluding fuel surcharges, increased 8.6% due primarily to the ongoing execution of our yield-management strategy. We remained disciplined throughout the first quarter and continued to focus on our consistent, cost-based approach to managing yields and individual account profitability. In support of this strategy, we also continued to provide superior service to our customers that included 99% on-time service and a cargo claims ratio of 0.1%.

“The operating ratio for the first quarter increased 50 basis points to 73.4% as compared to the first quarter of 2022. While we improved our direct costs as a percent of revenue, the decrease in these costs was more than offset by an increase in our overhead costs that are more fixed in nature. Many of these fixed cost categories increased as a percent of revenue due to the deleveraging effect associated with the decrease in revenue. In addition, depreciation and certain operating

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ODFL Reports First Quarter Financial Results

April 26, 2023

supplies and expenses increased as a result of our long-term investments in service center and equipment capacity.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $415.4 million for the first quarter of 2023. The Company had $207.6 million in cash and cash equivalents at March 31, 2023.

Capital expenditures were $234.7 million for the first quarter of 2023. The Company expects its aggregate capital expenditures for 2023 to total approximately $700 million, including planned expenditures of $260 million for real estate and service center expansion projects; $365 million for tractors and trailers; and $75 million for information technology and other assets.

Old Dominion continued to return capital to shareholders during the first quarter of 2023 through its share repurchase and dividend programs. For the quarter, the cash utilized for shareholder return programs included $141.7 million of share repurchases and $44.1 million of cash dividends.

Summary

Mr. Gantt concluded, “Old Dominion continues to execute our proven long-term strategy that is centered on our ability to deliver superior service at a fair price to our customers. This value proposition has differentiated OD from other carriers in the LTL industry and has served us well for many years throughout the economic cycle. While the economic and operating environment has become more challenging than we anticipated this year, we are confident that our focus on managing the fundamental aspects of our business will support our ability to continue to win market share over the long term. As a result, we remain focused on making the best decisions to help us navigate through the short term while also positioning us to produce long-term profitable growth and increased shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call and will be available for 30 days. A telephonic replay will also be available through May 3, 2023, at (877) 344-7529, Access Code 6525435.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the challenges associated with executing our growth strategy, and developing, marketing and consistently delivering high-quality services that meet customer expectations; (2) various risks related to health epidemics, pandemics and similar outbreaks; (3) changes in our relationships with significant customers; (4) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation and healthcare, increased self-insured retention or deductible levels or premiums for excess coverage, and claims in excess of insured coverage levels; (5) the availability and cost of equipment and parts, including regulatory changes and supply constraints that could impact the cost of these assets; (6) increased costs, beyond what we may be able to recover through price increases, including as a result of inflation; (7) the availability and cost of suitable real estate; (8) the availability and cost of third-party transportation used to supplement our workforce and equipment needs; (9) the availability and price of diesel fuel and our ability to collect fuel surcharges, as well as the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (10) seasonal trends in the less-than-truckload (“LTL”) industry, including harsh weather conditions and disasters; (11) the availability and cost of capital for our significant ongoing cash requirements; (12) decreases in demand for, and the value of, used equipment; (13) our ability to successfully consummate and integrate acquisitions; (14) the costs and potential liabilities related to our international business relationships; (15) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (16) the competitive environment with respect to our industry, including pricing pressures; (17) various economic

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ODFL Reports First Quarter Financial Results

April 26, 2023

factors such as recessions, inflation, downturns in the economy, global uncertainty and instability, changes in international trade policies, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services or increase our costs; (18) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (19) increases in the cost of employee compensation and benefit packages used to address general labor market challenges and to attract or retain qualified employees, including drivers and maintenance technicians; (20) our ability to retain our key employees and continue to effectively execute our succession plan; (21) potential costs and liabilities associated with cyber incidents and other risks with respect to our information technology systems or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (22) the failure to adapt to new technologies implemented by our competitors in the LTL and transportation industry, which could negatively affect our ability to compete; (23) the failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (24) disruption in the operational and technical services (including software as a service) provided to us by third parties, which could result in operational delays and/or increased costs; (25) the Compliance, Safety, Accountability initiative of the Federal Motor Carrier Safety Administration (“FMCSA”), which could adversely impact our ability to hire qualified drivers, meet our growth projections and maintain our customer relationships; (26) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the FMCSA and other regulatory agencies; (27) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws; (28) the effects of legal, regulatory or market responses to climate change concerns; (29) the increase in costs associated with healthcare legislation and other mandated benefits; (30) the costs and potential liabilities related to legal proceedings and claims, governmental inquiries, notices and investigations; (31) the impact of changes in tax laws, rates, guidance and interpretations; (32) the concentration of our stock ownership with the Congdon family; (33) the ability or the failure to declare future cash dividends; (34) fluctuations in the amount and frequency of our stock repurchases; (35) volatility in the market value of our common stock; (36) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (37) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is one of the largest North American LTL motor carriers and provides regional, inter-regional and national LTL services through a single integrated, union-free organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. The Company also maintains strategic alliances with other carriers to provide LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports First Quarter Financial Results

April 26, 2023

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2023		2022
Revenue	$1,442,136	100.0%	$1,497,280	100.0%

Operating expenses:
Salaries, wages & benefits	652,075	45.2%	680,189	45.4%
Operating supplies & expenses	192,384	13.3%	191,357	12.8%
General supplies & expenses	39,545	2.7%	35,513	2.4%
Operating taxes & licenses	36,701	2.6%	35,076	2.3%
Insurance & claims	16,028	1.1%	16,107	1.1%
Communications & utilities	11,017	0.8%	9,876	0.7%
Depreciation & amortization	75,947	5.3%	67,340	4.5%
Purchased transportation	30,615	2.1%	52,500	3.5%
Miscellaneous expenses, net	4,775	0.3%	3,704	0.2%

Total operating expenses	1,059,087	73.4%	1,091,662	72.9%

Operating income	383,049	26.6%	405,618	27.1%

Non-operating (income) expense:
Interest expense	200	0.0%	73	0.0%
Interest income	(2,811)	(0.2)%	(129)	(0.0)%
Other expense, net	1,511	0.2%	605	0.1%

Income before income taxes	384,149	26.6%	405,069	27.0%

Provision for income taxes	99,111	6.8%	105,318	7.0%

Net income	$285,038	19.8%	$299,751	20.0%

Earnings per share:
Basic	$2.59		$2.62
Diluted	$2.58		$2.60

Weighted average outstanding shares:
Basic	109,956		114,419
Diluted	110,679		115,173

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ODFL Reports First Quarter Financial Results

April 26, 2023

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2023	2022	% Chg.
Work days	64	64	0.0%
Operating ratio	73.4%	72.9%
LTL intercity miles (1)	173,637	183,607	(5.4)%
LTL tons (1)	2,339	2,653	(11.9)%
LTL tonnage per day	36,540	41,454	(11.9)%
LTL shipments (1)	3,018	3,340	(9.6)%
LTL shipments per day	47,155	52,190	(9.6)%
LTL revenue per intercity mile	$8.27	$8.13	1.7%
LTL revenue per hundredweight	$30.71	$28.13	9.2%
LTL revenue per hundredweight, excluding fuel surcharges	$25.09	$23.11	8.6%
LTL revenue per shipment	$475.88	$446.86	6.5%
LTL revenue per shipment, excluding fuel surcharges	$388.82	$367.07	5.9%
LTL weight per shipment (lbs.)	1,550	1,589	(2.5)%
Average length of haul (miles)	925	939	(1.5)%
Average active full-time employees	22,971	24,277	(5.4)%

(1) -	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2023	2022
Cash and cash equivalents	$207,624	$186,312
Short-term investments	24,807	49,355
Other current assets	664,519	698,073
Total current assets	896,950	933,740
Net property and equipment	3,841,464	3,687,068
Other assets	218,674	217,802
Total assets	$4,957,088	$4,838,610

Current maturities of long-term debt	$20,000	$20,000
Other current liabilities	549,520	509,793
Total current liabilities	569,520	529,793
Long-term debt	79,967	79,963
Other non-current liabilities	561,102	575,937
Total liabilities	1,210,589	1,185,693
Equity	3,746,499	3,652,917
Total liabilities & equity	$4,957,088	$4,838,610

Note: The financial and operating statistics in this press release are unaudited.

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